Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces First Quarter 2014 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA May 1, 2014 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first quarter of 2014 and updated its financial guidance for the year.

Highlights

•	First quarter sales grew 1.2% excluding currency effects

•	Diluted EPS was $0.38 vs. prior-year adjusted comparable of $0.44

•	Affirms prior guidance and narrows 2014 diluted EPS guidance to between $1.77 to $1.89

Summary comparative results for the first quarter were as follows:

($ millions, except per-share data)	Three Months Ended March 31,
	2014	2013
Net Sales	$346.8	$339.4
Gross Profit Margin	30.7%	32.9%
Operating Profit	$39.3	$43.3
Reported Diluted EPS(2)	$0.38	$0.45
Adjusted Diluted EPS(1)(2)	$0.38	$0.44

(1)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading "Non-GAAP Financial Measures” in this release.

(2)	Historic EPS figures have been adjusted for the stock split that occurred on September 26, 2013.

First quarter 2014 consolidated net sales grew by 2.2% (1.2% excluding currency effects) compared to the first quarter of 2013. Pharmaceutical Delivery Systems (PDS) sales grew 5.6% excluding currency effects and Pharmaceutical Packaging Systems (PPS) sales were substantially unchanged compared to the first quarter of 2013.

Consolidated gross profit of $106.4 million yielded a gross profit margin of 30.7%, compared to $111.7 million and 32.9% in the first quarter of 2013. A less profitable sales mix, modest price increases and rising labor and overhead costs accounted for the narrower gross profit margin.
R&D costs increased to $10.0 million and 2.9% of revenue in the quarter, compared to $9.1 million and 2.7% of revenue in the prior-year period, mostly due to a continuing increase in investment in next-generation packaging components and new products.
SG&A costs of $56.4 million were $2.7 million lower than reported in the first quarter of 2013, on lower pension, stock-based and incentive compensation costs. The lower SG&A costs partially mitigated the impact of the lower gross profit margin, yielding operating profit of $39.3 million and an operating profit margin of 11.3%, which is 1.5 margin points lower than the prior-year period.
The estimated annual effective tax rate (ETR) for 2014 is 27.6%, an increase from the 25.1% adjusted ETR reflected in the first-quarter 2013 results. The increase is due to the expiration of the U.S. research tax credit and a relative increase in earnings in higher tax jurisdictions. The 2013 ETR excludes the effects of items described in “Non-GAAP Financial Measures” below.
Quarterly adjusted diluted EPS declined from $0.44 in the 2013 period to $0.38 per share in the current quarter. Approximately $0.04 of the reduction was attributed to operating results, and the balance is a result of the ETR increase and a 2.0 million increase in the number of fully-diluted shares.
Executive Commentary

“Our first quarter sales performance was consistent with our expectations,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “A number of factors drove PPS quarterly growth rates above our long-term expectations over the last two years. These have included strategic inventory building, responses to drug shortages, new product launches, and a process change, which necessitated substantial sample production for customer validation. The added demand strained our capacity and extended lead times, particularly for high-value packaging components, and caused customers to augment inventories. PPS growth was limited in the quarter because there was no significant new inventory-building and, in addition, we have successfully reduced lead-times, which improves customer service and allows customers to reduce inventories of our components. We believe that the effects of these factors are largely concluded, as our lead times are stabilizing and orders are again increasing. Our PPS backlog grew 11% during the quarter, mostly for high-value packaging components. We expect the business to resume growing for the remainder of 2014 more in line with our long-term growth expectations.”
“In PDS, our contract business improved nicely in the first quarter, while proprietary product sales had a slow start, yielding a less-profitable overall mix. We expect the positive trend in contract manufacturing to continue, with previously delayed customer programs expected to resume later this year. Sales of Daikyo CZ®-based products for pre-commercial use moderated in the quarter and were led by cartridges. Our short-term sales goals for CZ are modest, and we remain confident in the long-term prospects for CZ syringes, vials and cartridges. Finally, we are encouraged by opportunities for additional applications of SmartDose®, and expect some promising early-stage work to emerge as full-scale development programs during 2014.”
“We are pleased to confirm our earlier guidance and to narrow our expectations for 2014 diluted EPS to the range of $1.77 to $1.89. More importantly, we continue to invest in technologies critical to West’s future and believe that our businesses are very well positioned to compete and grow in the long-term.”
Pharmaceutical Packaging Systems

PPS first-quarter sales of $252.9 million were slightly higher than the $251.5 million reported in the first quarter of 2013, but were 0.4% lower excluding the effects of currency translation. Lower sales of high-value pharmaceutical packaging, notably in Teflon® and FluroTec® coated components, and disposable device components were substantially offset by increases for a range of standard pharmaceutical packaging components. The high-value packaging component sales decline is attributed to several factors, including a number of large customers substantially completing strategic inventory building in 2013 and a reduction in West’s order lead times, which has the effect of reducing customers’ normal inventory requirements. The impact of these factors on geographic regions was mixed, with European sales being the most negatively impacted. The Americas region benefited from strong South American sales, and Asian sales were substantially unchanged.
Gross profit of $89.4 million compares unfavorably with the $94.8 million reported in the prior-year quarter, and gross profit margin was 35.4%, compared to 37.7% in the 2013 period. The margin impact was the result of a less profitable sales mix and rising production costs, primarily for labor and under-absorbed production overhead. These were partially mitigated by lower material costs and a modest net increase in selling prices.
SG&A costs were marginally higher at $32.9 million compared to $32.1 million in the prior-year period, and were 0.2 percentage points higher as a percentage of sales, at 13.0%. Increases associated with annual merit pay adjustments and new hiring in support of growth and quality initiatives were partially offset by reductions in external consulting service fees. Research and development costs increased to $4.3 million from $3.5 million due to continued investment in next-generation packaging components and new products.
The decline in gross profit margin was the primary reason that operating profit of $51.4 million was $7.2 million lower than in the prior year period, yielding an operating margin of 20.3%.

Pharmaceutical Delivery Systems

PDS sales of $94.0 million in the first quarter were 6.6% higher than reported in the comparable 2013 period, 5.6% higher when currency effects are excluded. Principal improvements were in contract manufacturing revenues under continuing production agreements, most notably for diabetes-related products. Sales of proprietary products comprised 22.5% of segment sales in the quarter, compared to 25.3% in the prior-year period on lower sales of the éris™ syringe-safety devices and CZ-based products. SmartDose injector device sales increased by $0.4 million.

Pursuant to a development, license and supply agreement, West is collaborating with Amgen on an automated mini-doser based on West’s SmartDose technology.
The sales growth yielded a marginal increase in gross profit, to $17.0 million, while the less profitable composition of those sales and associated production costs contributed to a 1.0 margin point decline in gross profit margin, to 18.1%. SG&A costs were $11.6 million in the quarter, $1.1 million higher than the prior-year period, principally for staffing proprietary product business development.
R&D costs of $5.7 million were substantially unchanged compared to the 2013 period and continue to be focused on the further development of CZ products and administration systems.
The segment incurred an operating loss of $0.2 million compared to an operating profit of $1.2 million in the 2013 period.
Corporate and Other

General corporate costs declined from $7.4 million to $5.7 million, due to lower incentive compensation and lower professional service fees in the current period, and to non-recurring intellectual property costs in the prior-year period. Stock-based compensation expense decreased by $1.1 million, to $4.3 million, due primarily to the comparative impact of a decline in the Company’s share price during the current quarter contrasted with an increase during the prior-year period. U.S. pension expense declined $1.8 million, primarily due to changes in actuarial valuations at the outset of the year.
Net interest expense was $3.6 million in the quarter, $0.4 million lower than in the 2013 quarter, due mostly to an increase in interest costs capitalized during the quarter, as well as a reduction in average debt outstanding.

Financial Guidance

West narrowed its EPS guidance and reaffirmed its other prior financial guidance provided in its February 20, 2014 press release, including annual revenue guidance for 2014 in the range of $1.45 to $1.48 billion. West’s updated annual guidance for 2014 diluted EPS is between $1.77 and $1.89, compared to $1.75 and $1.89 in its prior guidance. The principal currency assumption used in preparing these estimates is the translation of the euro at $1.37 for the remainder of 2014, compared to $1.35 in its earlier guidance.

The Company’s estimated guidance for 2014 includes between $10 million and $20 million in growth from sales and development income associated with PDS’ proprietary products, including CZ and SmartDose. Most of that growth is associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 866-383-8009 (U.S.) or 617-597-5342 (International). The passcode is 97017517.
A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 8, 2014, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 14971333.
Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories, including the technical requirements of particular applications and initiating commercial scale production of those products; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2013.
Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items generally include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three-month periods presented in the accompanying tables:
Extinguishment of debt - During the three months ended March 31, 2013, we repurchased $1.7 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value.
Discrete tax items - During the three months ended March 31, 2013, we recorded a discrete tax benefit of $1.3 million related to the reinstatement of the Research and Development tax credit in January 2013. In accordance with U.S. GAAP, although the tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended March 31,
	2014		2013
Net sales	$346.8	100%	$339.4	100%
Cost of goods and services sold	240.4	69	227.7	67
Gross profit	106.4	31	111.7	33
Research and development	10.0	3	9.1	3
Selling, general and administrative expenses	56.4	16	59.1	17
Other expense	0.7	—	0.2	—
Operating profit	39.3	11	43.3	13
Loss on debt extinguishment	—	—	0.2	—
Interest expense, net	3.6	1	4.0	1
Income before income taxes	35.7	10	39.1	12
Income tax expense	9.8	3	8.6	3
Equity in net income of affiliated companies	1.2	—	1.2	—
Net income	$27.1	8%	$31.7	9%
Net income per share:
Basic	$0.38		$0.46
Assuming dilution	$0.38		$0.45
Average common shares outstanding	70.6		69.0
Average shares assuming dilution	72.3		70.3

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended March 31,
Net Sales:	2014	2013
Pharmaceutical Packaging Systems	$252.9	$251.5
Pharmaceutical Delivery Systems	94.0	88.2
Eliminations	(0.1)	(0.3)
Consolidated Total	$346.8	$339.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$51.4	$58.6
Pharmaceutical Delivery Systems	(0.2)	1.2
U.S. pension expense	(1.9)	(3.7)
Stock-based compensation expense	(4.3)	(5.4)
General corporate costs	(5.7)	(7.4)
Operating Profit	$39.3	$43.3

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended March 31, 2014	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$39.3	$9.8	$27.1	$0.38
Extinguishment of debt/Discrete tax items	—	—	—	—
Adjusted (Non-GAAP)	$39.3	$9.8	$27.1	$0.38

Three-months ended March 31, 2013	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$43.3	$8.6	$31.7	$0.45
Extinguishment of debt/Discrete tax items	—	1.3	(1.1)	(0.01)
Adjusted (Non-GAAP)	$43.3	$9.9	$30.6	$0.44

Please refer to the “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Three Months Ended March 31,
	2014	2013
Depreciation and amortization	$21.8	$20.5
Operating cash flow	$8.8	$18.9
Capital expenditures	$31.7	$61.7

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of	As of
	March 31, 2014	December 31, 2013
Cash and Cash Equivalents	$230.0	$230.0
Debt	$404.9	$373.5
Equity	$934.6	$906.4
Net Debt to Total Invested Capital(5)	15.8%	13.7%
Working Capital	$459.0	$413.8

(5) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.
Teflon® is a registered trademark of DuPont.